Exhibit 99.1

ASX Announcement

18 November 2019

Coronado provides further update on market conditions and FY19 guidance

Coronado Global Resources Inc. (ASX: CRN) provides the following update to market conditions and earnings guidance for the financial year ending 31 December 2019.

On 25 September 2019 Coronado issued a revised earnings guidance and since then circumstances not anticipated in the prior forecast have occurred that has continued to negatively impact the global export metallurgical market. Among those circumstances are the following:

1.              The benchmark price for metallurgical coal in the fourth quarter has deteriorated further and is now in the low $130 per tonne range (FOB).

2.              Industrial growth in Europe and Brazil has stalled and Mill Utilization rates continue to drop.

3.              As a result, mine inventories have grown to the point that inventory management costs have increased and production has been curtailed.

4.              The trade negotiations remain unresolved and China has not granted relief on tariffs as had been expected, further increasing inventories rather than selling at depressed prices.

5.              Import quotas at some Chinese ports have been re-established.

As a result, operating costs are now forecast to be at the top end of the guidance range and revenues will be lower due to a 3% reduction in saleable production coupled with lower realised prices. This will result in EBITDA falling below the bottom end of the range of the prior guidance of $687 to $737 million.

Managing Director and Chief Executive Officer Mr Gerry Spindler said, “Global economic conditions remain uncertain and this has continued to impact pricing, markets and trade for metallurgical coal.

“Although current market conditions are challenging, the long-term demand fundamentals for high quality metallurgical coal are robust and our expansion plans to grow production remain unchanged. Our low-cost operating structure and balance sheet capacity also means we are better prepared than most of our peers to withstand these weaker market conditions and respond to growth opportunities as they emerge,” Mr Spindler said.

– Ends –

For further information please contact:

Investors/Media Ayten Saridas Group CFO P: +61 437 565 833 E: asaridas@coronadoglobal.com.au	Investors Aidan Meka P: +61 428 082 954 E: ameka@coronadoglobal.com.au

About Coronado

Coronado Global Resources is one of the world’s largest producers of high-quality metallurgical coal.  Through our market-leading expertise, we operate some of the safest, cleanest and lowest cost mines in the industry. Coronado employs over 1700 people and out head office is located in Brisbane, Australia.  Our operations are situated in two of the largest and most productive metallurgical coal basins in the world, the Bowen Basin in Queensland, Australia and the Central Appalachian region of the US, servicing customers throughout the Asia-Pacific, Americas and Europe. In total, we have eleven operating mines that are located close to transportation infrastructure. With a diversified production base and significant Reserves and Resource, Coronado is well placed to grow over many years to come.  As a reliable supplier to the steel industry, we are dedicated to making a positive contribution to the global economy; and through our sustainable business practices, to the local economies and communities where we operate.